                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


SEC FILE NUMBER    0-22502
CUSIP NUMBER     637152109

(Check One) :   /x/  Form 10-K  / / Form 20-F   / / Form 11-K
                / /  Form 10-Q  / / Form N-SAR
                 For Period Ended:  April 30, 1997

                / /  Transition Report on Form 10-K
                / /  Transition Report on Form 20-F
                / /  Transition Report on Form 11-K
                / /  Transition Report on Form 10-Q
                / /  Transition Report on Form N-SAR
                 For the Transition Period Ended: ________________

 Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

  NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________


PART I - REGISTRANT INFORMATION

National Picture & Frame Company
Full Name of Registrant

_____________________________________
Former Name if Applicable

702 Highway 82 West
Address of Principal Executive Office (Street and Number)

Greenwood, MS  38930
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/x/   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/x/   (b) The subject annual report, semi-annual report, transition report on

          Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c)   The accountant's statement or other exhibit required by Rule 12b-25
          (c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     The Registrant was not able to compile and complete the subject report in a timely manner, largely due to commitments of the Registrant's officers relating to the previously announced letter of intent entered into by the Registrant providing for its possible acquisition.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

M. Wesley Jordan, Chief Financial Officer     (601)             451-4825
                  (Name)                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is
    no, identify report(s).                            /x/  Yes    / /   No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
    thereof?                                            / /  Yes   /x/  No



    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

    ___________________________________________________________________________


                        National Picture & Frame Company
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 29, 1997                    By  /s/ M. Wesley Jordan, Jr.
                                            -------------------------
                                            Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with this form.